EXHIBIT 99.1

1115 Broadway, New York, NY 10010 • 212-798-4700 • Fax 212-213-4925

FOR IMMEDIATE RELEASE:

Movie Star, Inc., Reports Fiscal 2007
Third-Quarter and Nine-Month Financial Results

New York, New York (May 10, 2007)—Movie Star, Inc. (AMEX: MSI) (‘‘Company’’) today announced financial results for the fiscal 2007 third quarter and nine months ended March 31, 2007.

Net sales for the fiscal 2007 third quarter were $13,786,000, compared to last year’s $11,940,000. Gross margin, as a percentage of sales, increased 4.1 percentage points to 31.3% for the fiscal 2007 third quarter from 27.2% for the fiscal 2006 third quarter. Selling, general and administrative expenses, excluding merger related fees, were $4,301,000 for the fiscal 2007 third quarter as compared to $4,114,000 in the same period of the prior year. The Company incurred $610,000 of fees for the fiscal 2007 third quarter related to its previously announced merger with Frederick’s of Hollywood (‘‘Frederick’s’’). For the fiscal 2006 third quarter, the Company recorded a $1,424,000 gain from the insurance recovery related to Hurricane Katrina. For the fiscal 2007 third quarter, the Company recorded a net loss of $435,000, or $0.03 per share, compared to net income of $276,000, or $0.02 per diluted share, in the same quarter last year.

For the nine month period ended March 31, 2007, net sales increased 15.1% to $50,000,000 from $43,444,000 in the same period last year. Gross margin, for the fiscal 2007 nine month period, increased 4.2 percentage points to 32.4% from 28.2% in the comparable period of fiscal 2006. Selling, general and administrative expenses, excluding merger related fees, were $13,368,000 for the fiscal 2007 nine month period, compared to $12,426,000 for the fiscal 2006 comparable period. Year-to-date, the Company has incurred $1,952,000 of merger related fees. In addition, the Company recorded a $496,000 gain on the sale of its distribution center in Pennsylvania in the second quarter of fiscal 2007. The Company recorded net income of $509,000, or $0.03 per diluted share, for the fiscal 2007 nine month period, compared to $515,000, or $0.03 per diluted share, in the comparable period of fiscal 2006, which included the gain from the insurance recovery related to Hurricane Katrina.

Mel Knigin, the Company’s President and Chief Executive Officer, stated, ‘‘Our gross margin improved nicely during the quarter and year-to-date, primarily as a result of a more profitable product mix and lower customer allowances and markdowns. We expect sales for the fourth quarter of fiscal 2007 to be higher than the fourth quarter of fiscal 2006. At March 31, 2007, our backlog of orders was approximately $17,700,000 as compared to $27,400,000 at March 31, 2006. This decrease in our backlog was due to a shift in the timing of orders booked from the third to the fourth 2007 fiscal quarter. Orders booked in April 2007 were $13,600,000 compared to $3,000,000 in April 2006.’’

The Company is working hard to close the proposed merger, which is not expected to be completed until the fourth calendar quarter of 2007. The later than anticipated timing relates to a delay in the preparation of Frederick’s audited financial statements for the fiscal years ended July 29, 2006 and July 30, 2005. Because Frederick’s will be considered the acquirer for accounting purposes in the proposed merger, its historical financial statements for fiscal 2005 and 2006 must comply with accounting rules applicable to publicly-traded companies even though Frederick’s is a private company. The application of these rules to the historical financial statements of Frederick’s, specifically the application of ‘‘push down’’ or ‘‘purchase’’ accounting rules due to a change of control of Frederick’s effective March 3, 2005, has taken significantly longer than originally expected. Since Frederick’s has not delivered its audited financial statements by the date provided for in the Merger Agreement, we have the right to terminate the Merger Agreement, however, we presently do not intend to exercise this right.

MOVIE STAR, INC. designs, manufactures (through independent contractors), imports, markets and distributes women’s intimate apparel, including sleepwear, robes, leisurewear and daywear, to mass merchandisers, specialty and department stores, discount retailers, national and regional chains and direct mail catalog marketers throughout the United States. Current collections include the Cinema Etoile premium line of intimate apparel and the Movie Star line of apparel sold as private label programs.

Important Additional Information Will be Filed with the SEC

In connection with the transactions contemplated by the Merger Agreement, the Company will prepare a proxy statement for the Company’s shareholders to be filed with the Securities and Exchange Commission (‘‘SEC’’). Before making any voting decision, the Company’s shareholders are urged to read the proxy statement carefully in its entirety when it becomes available because it will contain important information about the proposed transaction. The Company’s shareholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Movie Star, Inc., 1115 Broadway, New York, NY 10010, telephone: (212) 798-4700.

Participants in the Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the transactions contemplated by the Merger Agreement. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2005 Annual Meeting, which was filed with the SEC on October 25, 2005. Shareholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the transactions contemplated by the Merger Agreement, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the transactions contemplated by the Merger Agreement, which will be filed with the SEC.

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; failure to realize the merger’s anticipated synergies; approval of the transactions by Movie Star’s shareholders and satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and the other risks that are described from time to time in Movie Star’s SEC reports.

CONTACT:		INVESTOR RELATIONS:
Movie Star, Inc.	-or-	SM Berger & Company, Inc.
Thomas Rende, CFO		Stanley Berger
(212) 798-4700		(216) 464-6400

[Tables follow]

MOVIE STAR, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In Thousands, Except Share Information)

	March 31, 2007	June 30, 2006*	March 31, 2006
	(Unaudited)		(Unaudited)
Assets
Current Assets
Cash	$82	$203	$134
Receivables, net	6,647	6,074	9,529
Inventory	8,115	8,981	6,431
Deferred income taxes	1,725	1,914	1,782
Prepaid expenses and other current assets	126	801	2,249
Total current assets	16,695	17,973	20,125
Property, plant and equipment, net	994	838	727
Deferred income taxes	3,198	3,296	2,606
Goodwill	537	537	537
Assets held for sale	—	174	174
Other assets	358	403	425
Total assets	$21,782	$23,221	$24,594
Liabilities and Shareholders’ Equity
Current Liabilities
Note payable	$3,477	$4,955	$6,626
Current maturities of capital lease obligations	56	—	—
Accounts payable and other current liabilities	2,912	4,086	2,321
Total current liabilities	6,445	9,041	8,947
Long-term liabilities	400	398	384
Shareholders’ equity
Common stock, $.01 par value − authorized 30,000,000 shares;
issued 18,439,000 shares at March 31, 2007, 17,755,000 shares at June 30, 2006 and 17,736,000 shares at March 31, 2006	184	178	177
Additional paid-in capital	5,518	4,834	4,808
Retained earnings	12,870	12,361	13,876
Accumulated other comprehensive (loss) income	(17)	27	20
Treasury stock, at cost − 2,017,000 shares	(3,618)	(3,618)	(3,618)
Total shareholders’ equity	14,937	13,782	15,263
Total liabilities and shareholders’ equity	$21,782	$23,221	$24,594

* Derived from audited financial statements.

MOVIE STAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
Net sales	$13,786	$11,940	$50,000	$43,444
Cost of sales	9,472	8,689	33,801	31,199
Gross profit	4,314	3,251	16,199	12,245
Selling, general and administrative expenses	4,301	4,114	13,368	12,426
Merger related fees	610	—	1,952	—
Gain on sale of property, plant and equipment	—	—	(496)	—
Insurance recovery	—	(1,424)	—	(1,424)
(Loss) income from operations	(597)	561	1,375	1,243
Interest expense	127	99	526	383
(Loss) income before provision for income taxes	(724)	462	849	860
(Benefit from) provision for income taxes	(289)	186	340	345
Net (loss) income	$(435)	$276	$509	$515
BASIC NET (LOSS) INCOME PER SHARE	$(.03)	$.02	$.03	$.03
DILUTED NET (LOSS) INCOME PER SHARE	$(.03)	$.02	$.03	$.03
Basic weighted average number of shares outstanding	16,372	15,717	15,978	15,687
Diluted weighted average number of shares outstanding	16,372	15,824	16,467	15,774